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                        Maximizing Information Management
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                                                                     newsrelease

www.imagemax.com
For Immediate Release                                                  PR-200008
Contact:
         David C. Carney, Chairman                            215-628-3600, x114
         Mark P. Glassman, Chief Financial Officer            215-628-3600, x104

            IMAGEMAX ANNOUNCES COMPLETION OF SENIOR DEBT REFINANCING
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     Fort Washington, PA, June 13, 2000 - ImageMax, Inc. (OTCBB: IMAG) announced today the closing of a new $14.5 million senior credit facility, consisting of a two-year $7.0 million revolving credit line and a four-year $7.5 million term loan, with Commerce Bank, NA (NYSE: CBH) of Cherry Hill, NJ and FirsTrust Bank of Conshohocken, PA.

     Under the revolving credit facility, interest is payable monthly at the prime rate plus 1.5% (effective rate of 11.0% as of the closing), with principal payable at the end of term in June 2002. Borrowing availability is based on the level of the Company's eligible accounts receivable, as defined in the agreement. As of the closing, the Company had approximately $5.1 million outstanding under the revolver.

     Under the term loan, interest is payable monthly at prime plus 2.0% (effective rate of 11.5%), with consecutive quarterly principal payments of $500,000 commencing September 30, 2000 until the end of the term on March 31, 2004. In addition, on an annual basis, the Company is required to reduce the principal amount outstanding under the term loan to the extent that EBITDA, as adjusted, exceeds certain specified levels, as defined in the agreement.

     The banks received warrants to purchase a total of 100,000 shares of common stock at $3.50. The credit facility is secured by substantially all assets of the Company and requires maintenance of various financial and restrictive covenants.

     "This transaction completes an extensive refinancing process," commented ImageMax Chairman David C. Carney. "We are delighted to have Commerce and FirsTrust as our banking partners."

     "With new bank financing in place," added Mark P. Glassman, Chief Financial Officer, "the Company can refocus its efforts on growing its core operations, and also consider synergistic in-market acquisitions." In addition Glassman said, "the terms of the credit facility are consistent with the Company's objective of reducing its current debt level while still having the ability to borrow when appropriate to meet strategic goals."

     ImageMax is a leading provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet. The Company operates from 30 facilities across the country.

     Statements in this press release which are not historical in fact, such as the benefits of the bank financing, the ability to invest in and finance capital equipment and to acquire synergistic businesses, and the Company's future operating results and cash flows, are forward-looking statements that involve risk and uncertainty, including those set forth in "Business Risk Factors" in ImageMax's 1999 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of ImageMax. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.